   As filed with the Securities and Exchange Commission on November 4, 1999.

                                 REGISTRATION STATEMENT NO. 333-_______________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           LAHAINA ACQUISITIONS, INC.
             (Exact name of Registrant as specified in its Charter)

              COLORADO                                       84-1325695
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                       Identification No.)

                        5895 Windward Parkway, Suite 220
                           Alpharetta, Georgia 30005
                                 (770) 754-6140
          (Address of Principal Executive Office, including Zip Code)

               LAHAINA ACQUISITIONS, INC. 1999 STOCK OPTION PLAN
                       JULY 9, 1999 CONSULTING AGREEMENT
                           (Full Title of the Plans)

            L. Scott Demerau, President and Chief Executive Officer
                           Lahaina Acquisitions, Inc.
                        5895 Windward Parkway, Suite 220
                           Alpharetta, Georgia 30005
                                 (770) 754-6140
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

                           Robert E. Altenbach, Esq.
                                   Kutak Rock
                                   Suite 2100
                            225 Peachtree St., N.E.
                             Atlanta, Georgia 30303
                                 (404) 222-4600

-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                              Proposed maximum       Proposed maximum
Title of securities to       Amount to be      offering price       aggregate offering        Amount of
    be registered             registered          per share               price            registration fee
-----------------------------------------------------------------------------------------------------------
 Common Stock, no par
        value                  1,618,000        $6.00(1)            $9,708,000             $2,698.82
-----------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of computing the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to
Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Lahaina Acquisitions, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

              (a) The Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1998, filed with the Commission on October 29, 1999 (File No. 000-27480);

              (b) The Company's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1998, filed with the Commission on October 29, 1999;

              (c) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999, filed with the Commission on October 29, 1999;

              (d) The Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999, filed with the Commission on October 29, 1999;

              (e) The Company's Current Report on Form 8-K, dated September 17,
                  1999, filed with the Commission on September 22, 1999;

              (f) The Company's Current Report on Form 8-K/A, dated August 23,
                  1999, filed with the Commission on October 21, 1999; and

              (g) The Company's Current Report on Form 8-K/A, dated December
                  14, 1998, filed with the Commission on October 29, 1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

ITEM 4.        DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS OR COUNSEL.

         Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Articles of Incorporation limit the liability of Directors to the maximum extent permitted by Colorado law. Colorado law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as Directors, except for liability: (i) for any breach of their duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Amended and Restated Articles of Incorporation provide that the Company shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding, including reasonable expenses incurred by a Director in connection with the enforcement of this indemnification provision if: (i) the Director furnishes to the Company written affirmation of the Director's good faith belief that he or she has met the standard of conduct described in
Section 7-109-102 of the Colorado Business Corporation Act; (ii) the Director furnishes to the Company a written undertaking, executed personally or on the Director's behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Article 109 of the Colorado Business Corporation Act.

         The Company's Restated Bylaws provide that the Company shall indemnify its Directors and Officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

         With respect to: (i) the 31,800 shares of common stock of Accent Holdings, Inc., a Georgia corporation ("AHI") (which have been converted to 318,000 shares of the Company's Common Stock as more fully described in Item 8 below), issued to Noel Associates, Ltd., an Anguilla international business corporation ("Noel"); and (ii) the 100,000 shares of common stock of The Accent Group, Inc., a Georgia corporation ("AGI") (which have been converted to 1,000,000 shares of the Company's Common Stock as more fully described in Item 8 below), to Accent Associates, LLC, a Georgia limited liability company ("Accent"; Noel and Accent sometimes individually referred to herein as a "Consultant" and collectively, the "Consultants") pursuant to the July 9, 1999 Consulting Agreement, said shares were issued to the Consultants in reliance upon exemption from registration under the Securities Act pursuant to Section 4(2) thereof. The above-described transactions did not involve any public offering.

         Not applicable with respect to the 300,000 shares of the Company's Common Stock which may be issued to Judith Demerau, Gene Eisenberg and Betty Sullivan, each a resident of the State of Georgia, and Colman Hoffman, a resident of the State of Tennessee (collectively, the "Option Holders"), subsequent to the filing of this Registration Statement pursuant to the Lahaina Acquisitions, Inc. 1999 Stock Option Plan. Under the terms and conditions of the Lahaina Acquisitions, Inc. 1999 Stock Option Plan, each of the Option Holders shall be granted the right to purchase up to a maximum of 75,000 shares of the Company's Common Stock.

ITEM 8.       CONSULTANTS AND ADVISORS.

         An aggregate of 1,318,000 shares of the Company's Common Stock are being issued to Noel and Accent, each in its capacity as a Consultant, pursuant to this Registration Statement. The Consultants were previously retained by AGI and AHI pursuant to the July 9, 1999 Consulting Agreement by and among the Consultants, the Company, AGI and AHI. Pursuant to the terms of the July 9, 1999 Consulting Agreement, AGI and AHI granted each Consultant the right to purchase, and each Consultant did purchase, the following respective number of shares of common stock of AGI or AHI, as the case may be, as compensation for the Consultants' services rendered to or on behalf of AGI and AHI:

         -         Noel:  31,800 shares of common stock of AHI; and

         -         Accent:  100,000 shares of common stock of AGI.

         The Consultants located and negotiated with the Company on behalf of AGI and AHI with respect to a merger transaction, and the July 9, 1999 Consulting Agreement provides that the shares of common stock of AGI and AHI, as the case may be, issued to the Consultants shall be converted into shares of the Company's Common Stock in the following respective amounts:

         -         Noel:  318,000 shares of the Company's Common Stock; and

         -         Accent:  1,000,000 shares of the Company's Common Stock.

         The Consultants collectively provided the following services to or on behalf of AGI and AHI:

         - Originating and structuring the consolidation of businesses into AGI;

         - Locating and negotiating on behalf AGI and AHI with the Company for a merger transaction;

         - Structuring the integration of traditional mortgage origination operations with real estate development operations;

         - Introduction and development of the "net branch" opportunity for AGI and AHI;

         - Introduction and development of the "staged financing" opportunity for AGI and AHI;

         - Identification of and negotiation of additional acquisition targets to generate external growth of AGI's and AHI's business;

         - Preparation of business plans and pro forma financial statements for AGI and AHI and the consolidation;

         - Identification of additional real property acquisition targets to provide growth for the real estate development business;

         -        Industry/business cost and fee analysis; and

         - Identification of and introductions to legal counsel, accounting firms, and other providers of professional services.

ITEM 9.       EXHIBITS.

4.1      Lahaina Acquisitions, Inc. 1999 Stock Option Plan

4.2      July 9, 1999 Consulting Agreement

5.1      Opinion of Kutak Rock

23.1     Consent of Kenneth R. Walters, P.A.

23.2     Consent of Deloitte & Touche, LLP

23.3     Consent of Holland Shipes Vann, P.C.

ITEM 10.      UNDERTAKINGS.

         The Company hereby undertakes that it will:

         (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

                  provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to
                  Section 13(a) or 15(b) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                  [Remainder of page intentionally left blank]

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 4, 1999.

                                      LAHAINA ACQUISITIONS, INC.


                                      /s/ L. Scott Demerau
                                      -----------------------------------------
                                      L. Scott Demerau, President and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                     TITLE          DATE


/s/ L. Scott Demerau                    Director        November 4          , 1999
----------------------------                            --------------------
L. Scott Demerau




/s/ Betty Sullivan                      Director       November 4           , 1999
----------------------------                           ---------------------
Betty Sullivan

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                     TITLE          DATE


/s/ Bart Siegel                         Director        November 4          , 1999
----------------------------                            --------------------
Bart Siegel



                                                       November 4           , 1999
/s/ Sherry Sagemiller                   Director       ---------------------
----------------------------
Sherry Sagemiller

                                 EXHIBIT INDEX

Exhibit
Number                   Exhibit
-------                  -------
  4.1     Lahaina Acquisitions, Inc. 1999 Stock Option Plan
  4.2     July 9, 1999 Consulting Agreement
  5.1     Opinion of Kutak Rock
 23.1     Consent of Kenneth R. Walters, P.A.
 23.2     Consent of Deloitte & Touche, LLP
 23.3     Consent of Holland Shipes Vann, P.C.